Exhibit 99.1

Walgreens Boots Alliance and Rite Aid Certify Substantial Compliance with Second Request

Deerfield, Ill. and Camp Hill, Pa., 8 May 2017 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) and Rite Aid Corporation (NYSE: RAD) today announced that they have certified substantial compliance with the Request for Additional Information (the “Second Request”) from the United States Federal Trade Commission (FTC) regarding their merger agreement under which Walgreens Boots Alliance proposes to acquire all outstanding shares of Rite Aid.

In January 2016, Walgreens Boots Alliance and Rite Aid entered into a timing agreement with the FTC pursuant to which the two companies have agreed not to close the proposed merger until at least 60 full calendar days after both companies have certified substantial compliance with the Second Request.  The transaction remains subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, approval by the holders of Rite Aid’s common stock and other closing conditions, and there can be no assurance that these conditions to closing will be satisfied.

“We are pleased to have certified completion of our submission of documents and information to the FTC in connection with the Second Request,” said Stefano Pessina, executive vice chairman and chief executive officer of Walgreens Boots Alliance. “We will continue to work closely with the FTC regarding the pending transaction.”

“Our teams did a tremendous amount of work to deliver to the FTC the information to substantially comply with the Second Request,” said Rite Aid Chairman and CEO John Standley.

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands such as No7, Botanics, Liz Earle and Soap & Glory.

In October 2016 Walgreens Boots Alliance received the United Nations Foundation Global Leadership Award for its commitment to the UN’s Sustainable Development Goals.

More company information is available at www.walgreensbootsalliance.com.

* As of 31 August 2016, using publicly available information for AmerisourceBergen.

** For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen.

(WBA-GEN)

Media Relations	Contact
USA / Michael Polzin	+1 847 315 2935
International / Laura Vergani	+44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

About Rite Aid

Rite Aid Corporation (NYSE: RAD) is one of the nation’s leading drugstore chains with nearly 4,600 stores in 31 states and the District of Columbia and fiscal 2016 annual revenues of $30.7 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

Media Relations	Contact
Ashley Flower	+1 717 975 5718

Investor Relations	Contact
Matt Schroeder	+1 717 214 8867

Cautionary Statement Regarding Forward-Looking Statements

All statements in this release that are not historical statements, which include, without limitation, those regarding the pending merger agreement between Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance”) and Rite Aid Corporation (“Rite Aid”) and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the expected timing of the closing of the transactions contemplated by the pending merger agreement between Walgreens Boots Alliance and Rite Aid; the ability of the parties to complete the transactions considering the various closing conditions; and the outcome of legal and regulatory matters, including with respect to the outcome of discussions with the Federal Trade Commission and otherwise in connection with the pending acquisition of Rite Aid by WBA. Words such as “expect,” “pending,” “potential”, “likely,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, which could cause actual results to vary materially from those indicated or anticipated. Such risks include, but are not limited to, risks related to the proposed transactions and acquisitions generally, including the risk that the transactions may not close due to one or more closing conditions to the transactions not being satisfied or waived, such as certain regulatory approvals not being obtained, on a timely basis or otherwise, or that a governmental entity prohibited, delayed or refused to grant approval for the consummation of the transactions or required certain conditions, limitations or restrictions in connection with such approvals, or that the required approval of the amended merger agreement by the stockholders of Rite Aid was not obtained; the risk that Rite Aid stockholders may receive the bottom of the price range for the per share merger consideration; the risk that the merger agreement may be terminated in certain circumstances that require a party to pay the other party a termination fee pursuant to the merger agreement; the risk that there may be a material adverse change of Rite Aid or the stores proposed to be sold to Fred’s, Inc. (“Fred’s”) pursuant to that certain Asset Purchase Agreement, dated as of 19 December 2016, by and among Rite Aid, Walgreens Boots Alliance, Fred’s, and AFAE, LLC, or the business of Rite Aid or the stores proposed to be sold to Fred’s may suffer as a result of uncertainty surrounding the transactions; risks related to the ability to realize the anticipated benefits of the proposed transactions; risks associated with the financing of the proposed transactions; the outcome of legal and regulatory matters, including with respect to the outcome of discussions with the FTC and otherwise in connection with the pending acquisition of Rite Aid by Walgreens Boots Alliance; the number of stores divested in connection with such pending acquisition and the terms, timing and consummation of such transactions; the risk of unexpected costs, liabilities or delays, changes in management’s assumptions; the risks associated with the integration of complex businesses; and the other risks and uncertainties described in the reports that Walgreens Boots Alliance and Rite Aid have filed with the Securities and Exchange Commission (“SEC”). A further list and description of risks and uncertainties can be found in Item 1A (Risk Factors) in Walgreens Boots Alliance’s Annual Report on Form 10-K for the fiscal year ending 31 August 2016, in Rite Aid’s Annual Report on Form 10-K for the fiscal year ending 4 March 2017, in the preliminary proxy statement, as it may be amended, that Rite Aid filed with the SEC on 3 March 2017 in connection with the proposed merger, and in other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Walgreens Boots Alliance and Rite Aid expressly disclaim any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction with Walgreens Boots Alliance, as amended, Rite Aid prepared a preliminary proxy statement on Schedule 14A that has been filed with the SEC on 3 March 2017. The preliminary proxy statement is not yet final and will be amended. Following the filing of the definitive proxy statement with the SEC, Rite Aid will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about Rite Aid, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain Rite Aid’s SEC filings in connection with the transaction, free of charge, from Rite Aid’s Web site (www.RiteAid.com) under the link “Investor Relations” and then under the tab “SEC Filings,” or by directing a request to Rite Aid, Byron Purcell, Attention: Senior Director, Treasury Services & Investor Relations.

Participants in Solicitation

The directors, executive officers and employees of Rite Aid and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Rite Aid’s directors and executive officers is available in its definitive proxy statement for its 2016 annual meeting of stockholders filed with the SEC on 13 May 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation is set forth in the preliminary proxy statement, as it may be amended, that has been filed with the SEC on 3 March 2017. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.